Exhibit 5.2

CONSENT OF KOFFMAN KALEF LLP

We hereby consent to references to our firm name on the cover page and under the headings “Eligibility for Investment” and “Legal Matters” in this registration statement on Form F-10 filed by SilverCrest Metals Inc. with the United States Securities and Exchange Commission, and to our opinion under the heading “Eligibility for Investment”.

/s/ KOFFMAN KALEF LLP
Koffman Kalef LLP

Date: December 11, 2019